UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2003

Hines Horticulture, Inc.

(Exact Name of registrant as specified in its charter)

Delaware	000-24439	33-0803204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12621 Jeffrey Road, Irvine, California 92620

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 599-4444

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events

Hines Horticulture, Inc. (“Hines Horticulture”, and together with its subsidiaries, the “Company”) announced on September 11, 2003 that Hines Nurseries, Inc. (“Hines Nurseries”), a wholly owned subsidiary of Hines Horticulture, intends to raise $175.0 million of gross proceeds through a private placement of senior notes, subject to market and other conditions.

The offering of the senior notes is part of a proposed refinancing plan (the “Refinancing”). The elements of the proposed Refinancing (including the payment of related costs and expenses) are: (i) the offering of the senior notes; (ii) a new credit facility for a term of five years which is expected to provide for a $145 million revolving credit facility, subject to a borrowing base, and a $40 million term loan facility; (iii) the repayment in full of all borrowings under Hines Nurseries’ existing credit facility (consisting of revolving loans and term loans estimated to be approximately $143.5 million as of August 31, 2003); and (iv) the redemption of all of Hines Nurseries’ outstanding 12.75% senior subordinated notes due 2005.

There are statements herein which are forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, future financial condition, prospects, developments, business strategies, expectations and intentions and other statements contained in the offering circular that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Among the factors or risks that could cause actual results or events to differ from those in the forward-looking statements contained herein include the fact that the proposed Refinancing and the individual elements of the proposed Refinancing are subject to various conditions and there can be no assurance that the Refinancing will close on a timely basis or at all. Additional risks and factors you should consider that could cause these differences also include:

•	general economic trends and seasonality;
•	general agricultural conditions;
•	the Company’s substantial leverage and ability to service its debt;
•	the restrictive covenants under the Company’s debt instruments;
•	the Company’s dependence on a limited number of key customers;
•	fluctuations in the Company’s operating costs, revenues and cash flows from operations;
•	competitive practices in the industry in which the Company competes;
•	changes in labor conditions; and
•	zoning, environmental and other regulatory requirements.

You should not unduly rely on these forward-looking statements as they speak only as of the date hereof. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.    Regulation FD Disclosure

In connection with the private placement of senior notes of Hines Nurseries, Inc., the following information was disclosed to potential investors.

References to “our company,” “we,” “us” or “our” refer to the combined business of Hines Horticulture, Inc. and all of its subsidiaries. All references to “Hines Horticulture” refer to Hines Horticulture, Inc., excluding its subsidiaries. References to “Hines Nurseries” refer to Hines Nurseries, Inc., a wholly-owned subsidiary of Hines Horticulture, excluding Hines Nurseries, Inc.’s subsidiaries. See “Item 5. Other Events” of this Current Report for a description of the “Refinancing” referred to herein.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

The summary historical financial data presented below as of the end of and for each of the years in the three-year period ended December 31, 2002 has been derived from the audited consolidated financial statements of Hines Horticulture and its subsidiaries. The summary historical financial data as of June 30, 2003, and for the six month periods ended June 30, 2002 and 2003, has been derived from our unaudited consolidated financial statements. The summary historical data for the twelve months ended June 30, 2003 has been derived from unaudited financial statements. The following financial information is not necessarily indicative of the operating results to be expected in the future. The following table has been restated to reflect all of the activity of our peat moss and soil mix business as “discontinued operations.”

	Year Ended December 31, (a)			Six Months Ended June 30,		Twelve Months Ended June 30, 2003
	2000	2001	2002	2002	2003
				(Unaudited)		(Unaudited)
	(In thousands)
Statement of Operations Data:
Net sales	$304,202	$326,973	$336,546	$250,869	$246,391	$332,068
Cost of goods sold	143,262	156,490	166,994	120,537	117,009	163,466

Gross profit	160,940	170,483	169,552	130,332	129,382	168,602
Operating expenses	113,198	121,975	122,338	78,830	82,385	125,893

Operating income	47,742	48,508	47,214	51,502	46,997	42,709
Other expense, primarily interest expense	29,071	38,188	33,900	18,249	14,280	29,931
Provision for income taxes	8,034	4,627	5,456	13,637	13,443	5,262

Income from continuing operations (a)	10,637	5,693	7,858	19,616	19,274	7,516
Income (loss) from discontinued operations (b)	1,801	(2,268)	(5,413)	(6,978)	—	1,565
Cumulative effect of change in accounting principle (c)	—	—	(55,148)	(55,148)	—	—

Net income (loss)	$12,438	$3,425	$(52,703)	$(42,510)	$19,274	$9,081

Supplemental Data:
Depreciation and amortization	$10,582	$12,436	$8,565	$4,305	$4,670	$8,930
Capital expenditures	29,686	18,178	7,209	3,323	2,853	6,739
EBITDA (d)	58,324	60,944	54,040	54,068	51,667	51,639
Adjusted EBITDA (d)	58,324	59,729	53,790	53,704	53,099	53,185

(a)	In 2000, we acquired Willow Creek Greenhouses, Inc. (January 14, 2000) and Lovell Farms, Inc. (March 3, 2000). The financial results include the operations of each acquisition since its respective acquisition date.
(b)	On March 27, 2002, we sold Sun Gro, our peat moss and soil mix business, for net proceeds of approximately $119 million, the majority of which was used to repay indebtedness. For the year ended December 31, 2002, we recognized a $5.5 million loss, net of tax, from the sale and a $149,000 gain, net of tax, from the operations through the date of sale. For the years ended December 31, 2000 and 2001 the income (loss) from discontinued operations of $1.8 million and $(2.3) million, respectively, represents the net income (loss) from the operations for those periods.
(c)	The cumulative effect of change in accounting principle for the year ended December 31, 2002 of $55.1 million, net of tax, represents the goodwill impairment charge resulting from our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.”

(d)	“EBITDA” means income before interest expense, provision for income taxes and depreciation and amortization. “Adjusted EBITDA” is EBITDA plus severance costs, loss on early debt extinguishment and certain losses on disposal of fixed asset, less gain on sale of fixed assets. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. These measures are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for performance relative to other companies. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower’s ability to incur debt and for other purposes, and may be the preferred measure for these purposes. Covenants in our new credit facility and the indenture for the senior notes that limit our ability to incur debt are based on EBITDA (as defined therein). EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than or as an alternative to, measures of operating performance as determined in accordance with GAAP. EBITDA and Adjusted EBITDA are calculated as follows:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2003
	2000	2001	2002	2002	2003
				(Unaudited)		(Unaudited)
	(In thousands)
Net income (loss)	$12,438	$3,425	$(52,703)	$(42,510)	$19,274	$9,081
Cumulative effect of change in accounting principle, net of tax	—	—	55,148	55,148	—	—
(Income) loss from discontinued operations, net of tax	(1,801)	2,268	5,413	6,978	—	(1,565)
Income tax provision	8,034	4,627	5,456	13,637	13,443	5,262
Amortization of deferred financing expenses	1,630	4,742	4,383	2,285	2,188	4,286
Interest rate swap agreement expense (income)	—	4,114	2,573	763	(644)	1,166
Interest expense	27,441	29,332	25,205	13,462	12,736	24,479
Depreciation and amortization expense	10,582	12,436	8,565	4,305	4,670	8,930

EBITDA	58,324	60,944	54,040	54,068	51,667	51,639

Loss on debt extinguishment (1)	—	—	1,739	1,739	—	—
Severance costs (2)	—	—	235	—	1,359	1,594
(Gain) loss on disposal of fixed assets (3)	—	(1,215)	(2,224)	(2,103)	73	(48)

Adjusted EBITDA	$58,324	$59,729	$53,790	$53,704	$53,099	$53,185

(1)	Reflects deferred financing costs written off due to the early debt extinguishment in March 2002.
(2)	For the year ended December 31, 2002, reflects $235,000 related to elimination of certain positions. For the six months ended June 30, 2003, reflects (a) $1.06 million of severance costs associated with the resignation of our former Chief Executive Officer in February 2003 and (b) $299,000 of additional costs associated with the elimination of certain other positions. For the twelve months ended June 30, 2003, reflects (a) $1.06 million of severance costs associated with the resignation of our former Chief Executive Officer in February 2003 and (b) $534,000 of additional costs associated with the elimination of certain other positions.
(3)	For the year ended December 31, 2001, reflects gain on sale of land of $1.215 million. For the year ended December 31, 2002, reflects (a) gain on sale of land of $2.997 million and (b) loss on disposal of fixed assets of $773,000. For the six months ended June 30, 2002, reflects (a) gain on sale of land of $2.876 million and (b) loss on disposal of fixed assets of $773,000. For the six months ended June 30, 2003, reflects loss on disposal of fixed assets of $73,000. For the twelve months ended June 30, 2003, reflects the gain on disposal of fixed assets of $48,000.

SUPPLEMENTAL INDEBTEDNESS INFORMATION

The seasonal nature of our operations results in a significant increase in our working capital between the growing and selling cycles. As a result, operating activities in the first and fourth quarters use significant amounts of cash, and in contrast, operating activities in the second and third quarters generate substantial cash as we ship inventory and collect accounts receivable. Between June 30, 2003 and August 31, 2003, we:

•	reduced the amounts outstanding under our existing revolving credit facility by approximately $20.5 million; and

•	made a $3.5 million principal payment on our existing term loans.

The following table shows the actual amounts of our short-term and long-term debt as of June 30, 2003 and August 31, 2003 and on a pro forma basis adjusted to give effect to the Refinancing as if the Refinancing had occurred on August 31, 2003:

	June 30, 2003	August 31, 2003
	Actual	Actual	Pro Forma As Adjusted(a)
	(unaudited)
	(in thousands)
Short-term debt	$84,088	$63,589	$23,145
Long-term debt	163,663	160,275	213,113

Total debt	$247,751	$223,864	$236,258

(a)	The pro forma as adjusted data as of August 31, 2003 has been derived from the Company’s internal financial records and gives effect to the Refinancing based on the following estimated sources and uses of funds as if the Refinancing had occurred on August 31, 2003:

(in millions)
Sources of Funds:
Senior notes	$175.0
New term loan	40.0
New revolving loans	21.2

Total sources of funds	$236.2

Uses of Funds:
Repay existing revolving loans	$44.5
Repay existing term loans	99.0
Redeem existing senior subordinated notes	82.7
Transaction expenses	10.0

Total uses of funds	$236.2

RISK FACTORS

We will have a substantial amount of debt outstanding after the Refinancing, which could hurt our future prospects and prevent us from fulfilling our obligations under our debt obligations.

As of June 30, 2003, on a pro forma basis after giving effect to the Refinancing, we would have had total consolidated long-term debt outstanding of $260.3 million. This debt may have several important consequences. It could:

•	make it more difficult for us to satisfy our obligations, including making scheduled interest payments under our debt obligations;

•	limit our ability to obtain additional financing;

•	increase our vulnerability to adverse general economic conditions and commercial nursery industry conditions, including changes in interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the commercial nursery industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

If we incur additional debt, the risks related to our substantial amount of debt could increase.

We may be able to incur substantially more debt in the future. The indenture governing the senior notes and the new credit facility do not prohibit us from doing so. If we incur new debt, the related risks that we now face could intensify.

The terms of our debt may limit our ability to plan for or respond to changes in our business.

The new credit facility and the indenture governing the senior notes contain covenants that restrict our ability to, among other things:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	create liens or negative pledges with respect to our assets;

•	make investments, loans or advances;

•	make capital expenditures;

•	issue, sell or allow distributions on capital stock of specified subsidiaries;

•	enter into sale and leaseback transactions;

•	prepay or defease specified debt;

•	enter into transactions with affiliates;

•	enter into specified hedging arrangements;

•	merge, consolidate or sell our assets; or

•	engage in any business other than the commercial nursery business.

These covenants may affect our ability to operate our business, may limit our ability to take advantage of business opportunities as they arise and may adversely affect the conduct of our current business. A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. These covenants are subject to important qualifications.

If we default under our new credit facility, we may not be able to borrow under the new credit facility, and the lenders under the new credit facility would have the right to declare the outstanding borrowings under the new credit facility to be immediately due and payable.

If we default under the new credit facility for any reason, including failing to comply with the financial covenants prescribed by the new credit facility, our debts could become immediately payable at a time when we are unable to pay them, which could have a material adverse effect on our business.

Our production of plants may be adversely affected by a number of agricultural factors beyond our control.

Our production of plants may be adversely affected by a number of agricultural risks, including disease, pests, freezing conditions, snow, drought or other inclement weather, and improper use of pesticides or herbicides. These factors could cause production difficulties which could damage or reduce our inventory, resulting in sales, profit and operating cash flow declines, which could be material.

Increases in water prices or insufficient availability of water could adversely affect our plant production, resulting in reduced sales and profitability.

Plant production depends upon the availability of water. Our nurseries receive their water from a variety of sources, including on-site wells, creeks, reservoirs and holding ponds, municipal water districts and irrigation water supplied to local districts by facilities owned and operated by the United States acting through the Department of Interior Bureau of Reclamation. The loss or reduction of access to water at any of our nurseries could have a material adverse effect on our business, results from operations and operating cash flows. In addition, increases in our costs for water could adversely impact our profitability and operating cash flows.

Our nursery in Arizona receives its water from on-site wells. Under Arizona’s Groundwater Management Act, these wells have been issued “grandfathered non-irrigation water” permits, which limit the amount of groundwater we can use. The availability of water depends on the groundwater aquifer, which at this time, we believe is adequate to supply our needs for this nursery as it is currently operated.

Our northern California and Oregon nurseries rely primarily on surface water supplies and, therefore, may experience fluctuations in available water supplies and serious reductions in their supplies of surface water in the event of prolonged droughts. If such reductions occur, those nurseries would have to rely on backup water supplies which are more costly than surface water supplies.

The use and price of water supplied by facilities owned and operated by the Bureau of Reclamation, including availability of subsidized water rates, is governed by federal reclamation laws and regulations. Such water is used at our Northern California nursery and is the source of a substantial majority of the water for our Oregon nursery. While we believe we are in material compliance with applicable regulations and maintain a compliance program, there can be no assurance that changes in law will not reduce availability or increase the price of reclamation water to us. Any such change could have a material adverse effect on our business, results of operations and operating cash flows.

The reclamation regulations govern who may hold an interest in irrigation lands. Under the reclamation regulations, persons having a direct or indirect beneficial economic interest in us will be treated as “indirect holders” of irrigation land owned by us in proportion to their beneficial interest in us. If any holder of our common stock (whether directly or indirectly through a broker-dealer or otherwise) is ineligible under applicable reclamation regulations to hold an indirect interest in our irrigation land, we may not be eligible to receive reclamation water on this land. Generally, the eligibility requirement of the reclamation regulations would be satisfied by a person:

•	who is a citizen of the United States or an entity established under federal or state law or a person who is a citizen of or an entity established under the laws of certain foreign countries (including Canada and Mexico and members of the Organization for Economic Cooperation and Development); and

•	whose ownership, direct and indirect, of other land which is qualified to receive water from a reclamation project, when added to such person’s attributed indirect ownership of irrigation land owned by us, does not exceed certain maximum acreage limitations (generally, 960 acres for individuals and 640 acres for entities).

While our restated certificate of incorporation contains provisions intended to prohibit ineligible holders of irrigation land from owning our common stock, such provisions may not be effective in protecting our right to continue to use reclamation water.

We face risks associated with sudden oak death.

Our California nurseries use soil mixes containing redwood and Douglas fir sawdust. Redwood and Douglas fir trees have been found susceptible to a disease, called sudden oak death, that has affected several species of trees and shrubs in California and Oregon. The U.S. Department of Agriculture and the California Department of Forest & Agriculture have enacted regulations relating to sudden oak death and, although they have not regulated soil mixes, they may regulate soil mixes in the future. Under current regulations, we are unable to ship products we grow in California to Canada and future regulatory changes might further restrict our ability to ship our products. If these regulatory authorities enact restrictive regulations on soil mixes containing redwood or Douglas fir sawdust, we may be required to modify our growing procedures and may be required to develop alternatives to the soil mixes we use. We may not be able to successfully develop cost effective alternatives to using redwood and/or Douglas fir sawdust in the soil mixes we use, or if we do develop such alternatives, implement the use of the alternatives in a manner which does not disrupt our growing process or adversely impact our sales.

Sudden oak death can infect the leaves and branches of a number of plants grown by us, including rhododendron, camellias, buckeye, madrone, manzanita, big leaf maple, bay laurel and evergreen huckleberry. Redwood and Douglas fir trees are also susceptible. If the soil mixes we use or any of our products become infected with sudden oak death, our products could be subject to quarantine by regulatory authorities, which would result in significant lost sales and would have a material adverse effect on our business, results of operations and operating cash flows. Additional or more stringent regulations concerning sudden oak death could have a material adverse effect on us.

Because our business is highly seasonal, our revenues, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

Our business is highly seasonal. The seasonal nature of our operations results in a significant increase in our working capital during the growing and selling cycles. As a result, operating activities during the first and fourth quarters use significant amounts of cash, and in contrast, operating activities for the second and third quarters generate substantial cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis. The principal factor contributing to this variability is weather, particularly on weekends during the peak gardening season in the second quarter. Unfavorable weather conditions during the peak gardening season could have a material adverse effect on our net sales, cash flows from operations and operating income.

Other factors that may contribute to this variability include:

•	shifts in demand for live plant products;

•	changes in product mix, service levels and pricing by us and our competitors;

•	period-to-period changes in holidays;

•	the economic stability of our retail customers; and

•	our relationship with each of our retail customers.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

Our top ten customers together accounted for approximately 78% of our net sales in 2002. Our largest customer, The Home Depot, accounted for approximately 47% of our 2002 net sales. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our retail customers, and they may not continue to purchase our products.

The loss of, or a significant adverse change in, our relationship with The Home Depot or any other major customer could have a material adverse effect on us. The loss of, or a reduction in orders from, any significant retail customers, losses arising from retail customers’ disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Our business and operations could be adversely affected by declining sales to Kmart.

Kmart, one of our largest customers in terms of sales in 2002, filed for bankruptcy relief under Chapter 11 of the bankruptcy code in January 2002 and emerged from the Chapter 11 reorganization process in May 2003. During the year ended December 31, 2002, our net sales to Kmart were approximately $8.0 million, a decrease of $8.6 million from 2001. During the first six months of 2003, our net sales to Kmart have been $1.9 million less than the comparable period in 2002 and we currently believe sales to Kmart during 2003 will be less than our sales to Kmart in 2002. Our results of operations and operating cash flows could be adversely impacted if we are not able to replace the sales formerly made to Kmart.

We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

Our competition varies by region, each of which is highly competitive. Although many of our largest customers are national retailers, buying decisions are generally made locally by our customers. We compete primarily on the basis of breadth of product mix, consistency of product quality, product availability, customer service and price. We generally face competition from several local companies and usually from one or two regional companies in each of our current markets. Competition in our existing markets may also increase considerably in the future. Some of our competitors may have greater market share in a particular region or market, less debt, greater pricing flexibility or superior marketing or financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, result of operations and operating cash flows.

Our nursery facility in Irvine, California is entirely on leased land and we do not expect the leases to be extended beyond their current terms.

Our 542-acre nursery facility and headquarters in Irvine, California are entirely on leased land. We recently entered into an amended lease agreement for this facility in which 63 new acres were added and the lease expiration schedule was changed. Under the amended lease agreement, the lease on 114 acres expires on June 30, 2006, the lease on 140 acres expires on December 31, 2006, and the lease on the remaining 288 acres expires on December 31, 2010. We do not expect these leases to be extended beyond their current terms. For the 254 acres that will expire in 2006, we are developing plans to transition a majority of the production to our Allendale, California facility and the remaining production to the parcel recently added to our facility in Irvine. For the 288 acres that will expire at the end of 2010, we will be required to establish new production facilities or transition production to existing facilities. We may incur substantial costs in connection with the establishment of these new production facilities or the transition of production to existing facilities.

We may not be successful in executing our transition plan or establishing suitable replacement production facilities. If we are unsuccessful in these efforts, our net sales, cash flows and operating income could be materially adversely affected. In addition, when we vacate 254 acres in 2006, we currently estimate that we will incur approximately $300,000 of removal and remediation costs. We may incur significant expenses beyond what we have forecasted if additional remedial action is required. Significant costs in excess of our estimates could have a material adverse effect on us.

We are subject to various environmental laws and regulations that govern, and impose liability, for our activities and operations. If we do not comply with these laws and regulations, our business could be materially and adversely affected.

We are subject to federal, state and local laws and regulations that govern, and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes. Some of our nursery operations are conducted near residential developments, which could increase our exposure to liability for the environmental effects of our operations. Our operations have resulted, or may result, in noncompliance with or liability for cleanup under these laws. In addition, the presence of hazardous substances on our properties, or the failure to properly remediate any resulting contamination may adversely affect our ability to sell, lease or operate our properties or to borrow using them as collateral. In some cases, our liability may not be limited to the value of the property or its improvements. We cannot assure you that these matters, or any similar matters that may arise in the future, will not have a material adverse effect on us.

Certain of our operations and activities, such as water runoff from our production facilities and the use of certain pesticides, are subject to regulation by the United States Environmental Protection Agency and similar state and local agencies. These agencies may regulate or prohibit the use of such products, procedures or operations, thereby affecting our operations and profitability. In addition, we must comply with a broad range of environmental laws and regulations. Additional or more stringent environmental laws and regulations may be enacted in the future and such changes could have a material adverse effect on us.

Changes in local zoning laws may adversely affect our business.

We are subject to local zoning laws regulating the use of our owned and leased property. Some of our facilities are located in areas experiencing rapid development and growth, which typically are characterized by changes in existing zoning. Changes in local zoning laws could require us to establish new production facilities or transition production to other facilities, which could have a material adverse effect on our cash flows and results of operations.

Compliance with, and changes to labor laws, particularly those concerning seasonal workers, could significantly increase our costs.

The production of our plants is labor intensive. We are subject to the Fair Labor Standards Act as well as various federal, state and local regulations that govern matters such as minimum wage requirements, overtime and working conditions, including, but not limited, to federal and state health and worker safety rules and regulations. A large number of our seasonal employees are paid at or slightly above the applicable minimum wage level and, accordingly, changes in minimum wage laws could materially increase our costs. Non-U.S. nationals comprise a large portion of our seasonal employee workforce and changes to U.S. immigration policies that restrict the ability of immigrant workers to obtain employment in the United States and which contribute to shortages of available seasonal labor could increase our costs. Non-compliance with applicable regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities, result in fines or loss of a portion of our labor force or otherwise have a material adverse impact on our business and results of operations.

Our transportation costs are significant and we depend on independent contractors for trucking services to ship large quantities of our products and increases in transportation costs, changes in available trucking capacity and other changes affecting such carriers, as well as interruptions in service or work stoppages, could adversely impact our results of operations.

We rely extensively on the services of agents and independent contractors to provide trucking services to us. Transportation costs accounted for approximately 21% of our net sales in 2002. Our ability to ship our products, particularly during our peak shipping seasons, could be adversely impacted by shortages in available trucking capacity, changes by carriers and transportation companies in policies and practices, such as scheduling, pricing, payment terms and frequency of service, or increases in the cost of fuel, taxes and labor, and other factors not within our control. We compete with other companies who ship perishable goods for available trucking capacity and, accordingly, reductions in capacity or shortages of the agents and independent contractors who provide trucking services to us could potentially adversely impact our sales. Significant increases in transportation costs could have a material adverse effect on our business, particularly if we are not able to pass on such price increases to our customers in the form of higher prices for our products. Material interruptions in service or stoppages in transportation, whether caused by strike or otherwise, could adversely impact our business, results of operations, financial condition and operating cash flows.

We are currently implementing a new enterprise resource planning software program, and unexpected delays, expenses or disruptions in the implementation of such software program could disrupt our business or impair our ability to monitor our operations, resulting in a negative impact on our operations, financial condition and operating cash flows.

In two of our nurseries we have implemented a new enterprise resource planning software program which we utilize for production planning and inventory purposes. Over time, we intend to continue the implementation of this software program to our other nursery facilities. Our distribution and sales order system, however, remains on our prior computer information systems. We may experience delays, disruptions and unanticipated expenses in implementing, integrating and operating our management information and reporting systems, which could disrupt our operations or otherwise impair our ability to monitor our operations and have a negative impact on our business, results of operations, financial condition and operating cash flows.

Our research and development efforts may not be successful.

Our success is based, in part, upon our ability to discover and develop new products that customers will want. As a result, we continue to invest in research and development in order to enable us to identify and develop new products to meet consumer demands. Despite investments in this area, our research and development may not result in the discovery or successful development of new products which will be accepted by our customers.

Our current principal stockholders have significant influence over our business and could delay, deter or prevent a change of control or other business combination.

Investment partnerships controlled by Madison Dearborn Partners, Inc. beneficially own approximately 54% of the outstanding common stock of Hines Horticulture and have sufficient voting power to control, or at the least significantly influence, the election of directors and the approval of other actions requiring the approval of our shareholders. In addition, Madison Dearborn Partners has two of its designees on Hines Horticulture’s six member board of directors. Madison Dearborn Capital Partners, L.P., is a guarantor of the $30 million seasonal revolver under Hines Nurseries’ existing senior credit facility, but is not a guarantor of the new credit facility or the senior notes.

Our business will suffer if certain senior executives discontinue employment with us or if we are unable to recruit and retain highly skilled staff.

Our success is largely dependent on the skills, experience and efforts of our senior management, including Robert A. Ferguson (Acting Chief Executive Officer and President and Chief Operating Officer) and Claudia M. Pieropan (Chief Financial Officer, Secretary and Treasurer). The loss of services of one or more members of our senior management could have a material adverse effect on us. We do not maintain key-man life insurance policies on any members of management. No members of senior management are bound by non-compete agreements, and if any such members were to depart and subsequently compete with us, such competition could have a material adverse effect on us. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled growers and sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

We could be required to record a material non-cash charge to income if our recorded goodwill is impaired.

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” SFAS 142 requires that goodwill and certain other intangible assets be tested for impairment at least annually or whenever evidence of potential impairment exists. Under SFAS 142, we are required to recognize an impairment charge for the write-down of our goodwill if the fair values of our net assets are less than their current recorded book values. As a result of this impairment analysis, we recorded a goodwill impairment charge effective as of January 1, 2002 of $55.1 million, net of tax. As required, we also tested goodwill for impairment as of December 31, 2002, and we determined that there was no potential impairment of goodwill as of December 31, 2002.

As of June 30, 2003, we had $43.0 million of goodwill. The market price of our common stock is considered a factor for purposes of determining whether our goodwill has been impaired. The market price for our common stock has fluctuated significantly since December 31, 2002. If our net book value exceeds our market capitalization, this could indicate a potential impairment to goodwill. Should we determine that our fair value is less than our book value, we could be required to record a non-cash impairment charge to earnings in the period in which our goodwill becomes impaired. Accordingly, a goodwill impairment charge could have a material adverse effect on our earnings and stockholders’ equity in the period in which it is taken.

Price increases of certain raw materials could adversely affect our business.

We and our competitors are vulnerable to price increases for raw materials. For 2002, raw material costs accounted for approximately 19% of net sales. We do not have long-term contracts with the majority of our raw material suppliers. Increases in the cost of raw materials essential to our operations, including seed, plastic, chemicals and fertilizer, would increase our costs of production. Significant increases in the price of petrochemicals or a scarcity of raw materials essential to plant propagation could have a material adverse effect on our business. We may not be able to pass such price increases on to our customers in the form of higher prices for our products, which could materially adversely affect our results of operations and operating cash flows.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

Our success depends in part on proprietary techniques and plant designs. Although we attempt to protect our proprietary property and processes through a combination of patents, trade secrets and non-disclosure agreements, these may be insufficient. Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

USE OF PROCEEDS

The gross proceeds from the sale of the senior notes are expected to be $175 million, and based on our borrowing approximately $85.2 million under the new credit facility (assuming the Refinancing had occurred on June 30, 2003), the gross proceeds from the Refinancing are expected to be approximately $260.2 million. The following table sets forth the estimated sources and uses of funds in connection with the Refinancing, assuming the Refinancing had occurred on June 30, 2003.

(in millions)
Sources of Funds:
Senior notes	$175.0
New term loan (1)	40.0
New revolving loans (2)	45.2

Total sources of funds	$260.2

Uses of Funds:
Repay existing revolving loans (3)	$65.0
Repay existing term loans (4)	102.5
Redeem existing senior subordinated notes (5)	82.7
Transaction expenses	10.0

Total uses of funds	$260.2

(1)	The term loan under the new credit facility is expected to bear interest, at our option, at either a base rate plus an additional amount expected to range from 1.25% to 2.25% or a LIBOR rate plus an additional amount expected to range from 2.25% to 3.25%, in each case depending on our consolidated leverage ratio. The new credit facility is expected to have a term of five years.
(2)	Under the new credit facility, Hines Nurseries is expected to have a revolving facility of up to $145 million (subject to borrowing base limits). The revolving facility is expected to bear interest, at our option, either at a base rate plus an additional amount expected to range from 0.75% to 1.75% or a LIBOR rate plus an additional amount expected to range from 1.75% to 2.75%, in each case depending on our consolidated leverage ratio. Excludes letters of credit of approximately $4.9 million which would have been outstanding as of the issue date of the senior notes, after giving effect to the Refinancing.
(3)	All revolving loans currently outstanding under the existing credit facility mature on December 31, 2004 and bear interest, at our option, at either a base rate plus an additional amount ranging from 1.00% to 3.00% or a LIBOR rate plus an additional amount ranging from 2.00% to 4.00%, in each case depending on our consolidated leverage ratio. At June 30, 2003, the applicable interest rate for the existing revolving facility was 5.25%. Hines Nurseries used the proceeds from the loans under the existing revolving facility to fund capital expenditures and for working capital and general corporate purposes. Excludes letters of credit of approximately $4.9 million outstanding as of June 30, 2003. As of August 31, 2003, approximately $44.5 million of revolving loans were outstanding.
(4)	All term loans under the existing credit facility mature on December 31, 2004, with $17.5 million of principal payments due in 2003 and $85 million of principal payments due in 2004. Term loans under the existing credit facility bear interest, at our option, at either a base rate plus an additional amount ranging from 1.00% to 3.00% or a LIBOR rate plus an additional amount ranging from 2.00% to 4.00%, in each case depending on our consolidated leverage ratio and the applicable term loan. At June 30, 2003, the applicable interest rate on our $51.3 million term loan was 5.25% and the applicable interest rate on our $51.1 million tranche B term loan was 5.25%. Hines Nurseries used the proceeds from term loan borrowings to fund acquisitions and capital expenditures. As of August 31, 2003, approximately $99.0 million of term loans were outstanding.
(5)	Hines Nurseries will redeem all $78.0 million aggregate principal amount of its 12.75% senior subordinated notes due 2005 at an aggregate redemption price of $82.7 million (equal to 106% of the principal amount thereof). In addition, in connection with such redemption, Hines Nurseries will also be required to pay accrued interest of approximately $3.3 million, assuming that the redemption occurs on or about October 31, 2003. Hines Nurseries used the net proceeds from the senior subordinated notes to repay debt incurred in connection with the acquisition of Hines Horticulture by Madison Dearborn Capital Partners, L.P. and certain members of management.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Refinancing.

This table should be read in conjunction with our consolidated financial statements.

	June 30, 2003
	Actual	As Adjusted
	(dollars in millions)
Cash	$0.5	$0.5

Long-term debt, including current portion:
New credit facility:
New revolving loans	$—	$45.2
New term loans	—	40.0
Existing credit facility:
Existing revolving loans (1)	65.0	—
Existing term loans (2)	102.5	—
Senior notes	—	175.0
12.75% senior subordinated notes due 2005	78.0	—
Other debt (3)	2.3	0.1

Total consolidated long-term debt	$247.8	$260.3
Total stockholders’ equity (4)	61.4	56.3

Total capitalization	$309.2	$316.6

(1)	As of August 31, 2003, approximately $44.5 million of existing revolving loans were outstanding.
(2)	As of August 31, 2003, approximately $99.0 million of existing term loans were outstanding.
(3)	Pursuant to the terms of the 12.75% senior subordinated notes, Hines Nurseries is obligated to pay a 5.0% premium at maturity. We have been accreting this premium over the term of the notes. “Other debt” includes $2.2 million, representing the amount of the accrued premium at June 30, 2003. The accrued premium will be written off as a non-cash charge upon the early redemption of the notes.
(4)	The actual amount has been adjusted by the following:

(a) Write-off of deferred financing costs	$6.0
(b) 6% premium on redemption of 12.75% senior subordinated notes due 2005	4.7
(c) Accrued premium on 12.75% senior subordinated notes as of June 30, 2003	(2.2)

8.5
Effective tax rate	40%

Tax	3.4

Total adjustment	$5.1

SELECTED FINANCIAL DATA

The selected financial data presented below as of the end of and for each of the years in the five-year period ended December 31, 2002, has been derived from the consolidated financial statements of Hines Horticulture and its subsidiaries. The selected financial data as of June 30, 2003, and for the six-month periods ended June 30, 2003 and 2002, has been derived from our unaudited consolidated financial statements. The following financial information is not necessarily indicative of the operating results to be expected in the future. The following table has been restated to reflect all of the activity of our peat moss and soil mix business as “discontinued operations.”

	Year Ended December 31, (a)					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(In thousands, except ratio data)
Statement of Operations Data:
Net sales	$168,535	$199,117	$304,202	$326,973	$336,546	$250,869	$246,391
Cost of goods sold	78,198	93,403	143,262	156,490	166,994	120,537	117,009

Gross profit	90,337	105,714	160,940	170,483	169,552	130,332	129,382
Operating expenses	62,712	76,300	113,198	121,975	122,338	78,830	82,385

Operating income	27,625	29,414	47,742	48,508	47,214	51,502	46,997
Other expense, primarily interest expense	23,443	13,853	29,071	38,188	33,900	18,249	14,280
Provision for income taxes	1,480	6,516	8,034	4,627	5,456	13,637	13,443

Income from continuing operations (a)	2,702	9,045	10,637	5,693	7,858	19,616	19,274
(Loss) income from discontinued operations (b)	3,366	6,375	1,801	(2,268)	(5,413)	(6,978)	—
Cumulative effect of change in accounting principle (c)	—	—	—	—	(55,148)	(55,148)	—

Net income (loss)	$6,068	$15,420	$12,438	$3,425	$(52,703)	$(42,510)	$19,274

Summary Cash Flow Data:
Net cash provided by operating activities	$3,637	$14,693	$2,838	$26,551	$29,712	$30,471	$12,200
Net cash (used in) provided by investing activities	(13,946)	(46,525)	(149,761)	(28,886)	109,738	117,476	(3,303)
Net cash provided by (used in) financing activities	8,281	31,317	146,923	2,335	(139,450)	(147,659)	(8,434)
Supplemental Data:
Depreciation and amortization	$5,171	$6,709	$10,582	$12,436	$8,565	$4,305	$4,670
Capital expenditures	15,814	15,953	29,686	18,178	7,209	3,323	2,853
EBITDA (d)	26,363	36,123	58,324	60,944	54,040	54,068	51,667
Adjusted EBITDA (d)	32,796	36,123	58,324	59,729	53,790	53,704	53,099
Ratio of earnings to fixed charges (e)	1.4x	2.6x	1.7x	1.2x	1.2x	2.6x	3.3x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$515	$—	$—	$—	$—	$288	$463
Working capital	51,757	54,042	14,898	(41,086)	12,051	34,637	33,403
Short-term debt	32,916	43,419	97,696	143,159	90,335	68,084	84,088
Total assets	315,110	418,781	599,385	610,144	405,812	426,969	439,534
Long-term debt	126,633	149,775	251,823	209,639	164,829	178,492	163,663
Shareholders’ equity	63,322	74,750	87,407	88,745	41,802	51,715	61,356

(Notes to selected financial data on next page.)

(a)	From January 1, 1998 through March 31, 2000, we acquired: Atlantic Greenhouses, Inc. (September 9, 1999), Willow Creek Greenhouses, Inc. (January 14, 2000) and Lovell Farms, Inc. (March 3, 2000). The financial results include the operations of each acquisition since its respective acquisition date.
(b)	On March 27, 2002, we sold Sun Gro, our peat moss and soil mix business, for net proceeds of approximately $119 million, the majority of which we used to repay indebtedness. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we have restated our consolidated financial statements to reflect the financial position, results of operations and cash flows of the Sun Gro business as “discontinued operations.” For the year ended December 31, 2002, we recognized a $5.5 million loss, net of tax, from the sale and a $149,000 gain, net of tax, from the operations through the date of sale. For the years ended December 31, 1998, 1999, 2000 and 2001 the income (loss) from discontinued operations of $3.4 million, $6.4 million, $1.8 million and $(2.3) million, respectively, represents the income (loss) from the operations for those periods.
(c)	The cumulative effect of change in accounting principle for the year ended December 31, 2002 of $55.1 million, net of tax, represents the goodwill impairment charge resulting from our adoption of SFAS No. 142, “Goodwill and Other Tangible Assets.”
(d)	“EBITDA” means income before interest expenses, provision for income taxes and depreciation and amortization, “Adjusted EBITDA” is EBITDA plus severance costs, loss on early debt extinguishment and certain losses on disposal of fixed assets, less gains on sale of fixed assets. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. These measures are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for performance relative to other companies. We have presented EBITDA and Adjusted EBITDA as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because such measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower’s ability to incur debt and for other purposes, and may be the preferred measures for these purposes. Covenants in our new credit facility and the indenture for the senior notes that limit our ability to incur debt are based on EBITDA (as defined therein). EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than or as alternatives to, measures of operating performance as determined in accordance with GAAP. EBITDA and Adjusted EBITDA are calculated as follows:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(In thousands)
Net income (loss)	$6,068	$15,420	$12,438	$3,425	$(52,703)	$(42,510)	$19,274
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	55,148	55,148	—
Income (loss) from discontinued operations, net of tax	(3,366)	(6,375)	(1,801)	2,268	5,413	6,978	—
Income tax provision	1,480	6,516	8,034	4,627	5,456	13,637	13,443
Amortization of deferred financing expenses	816	750	1,630	4,742	4,383	2,285	2,188
Interest rate swap agreement expense (income)	—	—	—	4,114	2,573	763	(644)
Interest expense	16,194	13,103	27,441	29,332	25,205	13,462	12,736
Depreciation and amortization expense	5,171	6,709	10,582	12,436	8,565	4,305	4,670

EBITDA	26,363	36,123	58,324	60,944	54,040	54,068	51,667

Loss on debt extinguishment (1)	6,433	—	—	—	1,739	1,739	—
Severance costs (2)	—	—	—	—	235	—	1,359
(Gain) loss on disposal of fixed assets (3)	—	—	—	(1,215)	(2,224)	(2,103)	73

Adjusted EBITDA	$32,796	$36,123	$58,324	$59,729	$53,790	$53,704	$53,099

(1)	For the years ended December 31, 1998 and 2002, reflects deferred financing costs written off due to early debt extinguishment.
(2)	For the year ended December 31, 2002, reflects $235,000 related to elimination of certain positions. For the six months ended June 30, 2003, reflects (a) $1.06 million of severance costs associated with the resignation of our former Chief Executive Officer in February 2003 and (b) $299,000 of additional costs associated with the elimination of certain other positions. For the twelve months ended June 30, 2003, reflects (a) $1.06 million of severance costs associated with the resignation of our former Chief Executive Officer in February 2003 and (b) $534,000 of additional costs associated with the elimination of certain other positions.
(3)	For the year ended December 31, 2001, reflects gain on sales of land of $1.215 million. For the year ended December 31, 2002, reflects (a) gain on sale of land of $2.997 million and (b) loss on disposal of fixed assets of $773,000. For the six months ended June 30, 2002, reflects (a) gain on sale of land of $2.876 million and (b) loss on disposal of fixed assets of $773,000. For the six months ended June 30, 2003, reflects loss on disposal of fixed assets of $73,000.

(e)	The ratio of earnings to fixed charges is unaudited for all periods presented. For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of net income (loss) plus income taxes and fixed charges, and exclude the cumulative effect of a change in accounting principle. Fixed charges consist of interest expense, amortization of debt issuance costs and the estimated portion of rental expenses deemed a reasonable approximation of the interest factor. For the years ended December 31, 2001 and 2002, earnings exceeded fixed charges by $8.1 million and $7.9 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity are funds generated by operations and borrowings under our existing credit facility. The seasonal nature of our operations results in a significant fluctuation in certain components of working capital (primarily accounts receivable and inventory) during the growing and selling cycles. As a result, operating activities during the first and fourth quarters use significant amounts of cash, and in contrast, operating activities for the second and third quarters generate substantial cash as we ship inventory and collect accounts receivable.

Net cash provided by operating activities was $12.2 million for the six months ended June 30, 2003 compared to $30.5 million for the comparable period in 2002, mainly due to larger increases in working capital during the six months ended June 30, 2003 compared to the prior year comparable period. The increase in working capital was primarily related to higher levels of accounts receivable and inventory during the six months ended June 30, 2003 compared to the prior year comparable period. The increase in accounts receivable during the six months ended June 30, 2003 stemmed primarily from increased sales during the second quarter of 2003, while the increase in inventory during the six months ended June 30, 2003 resulted from lower sales during the first six months of 2003. The increase in working capital was also affected by an increase in prepaid expenses and a decrease in accounts payable and accrued liabilities during the six months ended June 30, 2003 compared to the prior year comparable period.

Net cash provided by operating activities was $29.7 million for the year ended December 31, 2002 compared to $26.6 million for the year ended December 31, 2001 mainly due to increased cash generated from working capital changes and lower interest costs. The improvement in working capital was mainly due to a reduction in accounts receivable days sales outstanding and lower inventory volume growth. This was somewhat offset by a smaller increase in accounts payable and accrued liabilities compared to the same period in 2001. The smaller increase was expected because we obtained extended payment terms from a significant number of vendors at the beginning of 2001, which caused a one-time improvement in accounts payable and accrued liabilities in the 2001 period.

Net cash used in investing activities was $3.3 million for the six months ended June 30, 2003 compared to net cash provided by investing activities of $117.5 million for the comparable period in 2002. The decrease was due mainly to the impact of non-recurring events during the first quarter of 2002, which primarily included the net proceeds received from the sale of Sun Gro and the sale of the property in Oregon of $123.4 million and $3.1 million, respectively.

Net cash provided by investing activities was $109.7 million for the year ended December 31, 2002 compared to a net use of cash of $28.9 million for the year ended December 31, 2001. The increase was primarily due to the net proceeds received from the sale of the Sun Gro business and the sale of the Oregon property of $119.0 million and $3.1 million, respectively. In addition, capital expenditures were $11.0 million less than those for the comparable period in 2001.

Our capital expenditures were $2.9 million for the six months ended June 30, 2003, compared to capital expenditures of $3.3 million for the six months ended June 30, 2002. The capital expenditures for the six months ended June 30, 2003 primarily included the purchase of nursery related machinery and equipment. Our capital expenditures were $7.2 million for the year ended December 31, 2002 compared to capital expenditures of $18.2 million for the year ended December 31, 2001. Capital expenditures for 2002 included the continued implementation of our enterprise resource planning information system, the completion of acreage expansion plans at our South Carolina facility, which we began in 2001, and the purchase of nursery related structures, machinery and equipment. We currently expect that our total capital expenditures for 2003 will be approximately $7.0 million.

Net cash used in financing activities was $8.4 million for the six months ended June 30, 2003 compared to $147.7 million for the comparable period in 2002. The decrease was primarily related to the impact of certain events during the first quarter of 2002, including the use of the net proceeds from the sale of Sun Gro and the sale of the Oregon property to pay down outstanding bank debt of $108 million and to pay financing costs of $4.2 million.

Net cash used in financing activities was $139.5 million for the year ended December 31, 2002 compared to net cash provided of $2.3 million for the year ended December 31, 2001. The increase in net cash used was primarily related to the use of the net proceeds from the sale of Sun Gro and the sale of property in Oregon to pay down outstanding bank debt of $108 million and to pay financing costs of $4.2 million.

At June 30, 2003, our existing secured credit facility was comprised of a $115.0 million working capital revolver, a $30.0 million seasonal revolving loan commitment, which can only be utilized for the period between

February 1 and June 15, a term loan in the amount of $51.3 million and a tranche B term loan in the amount of $51.2 million. Madison Dearborn Capital Partners, L.P., our largest stockholder, has provided a guarantee for the $30.0 million seasonal revolving loan commitment.

We typically draw down under our revolving credit facilities in the first and fourth quarters to fund our seasonal inventory buildup of products and seasonal operating expenses. Approximately 75% of our sales occur in the first half of the year, generally allowing us to reduce borrowings under our revolving credit facilities in the second and third quarters. On July 30, 2003, we had unused borrowing capacity of $60.1 million under our $115.0 million working capital revolver facility. In addition, we had fully repaid our $30.0 million seasonal revolving loan commitment.

Borrowings under our existing credit facility are secured by substantially all our assets. The existing credit facility places various restrictions on us, including, but not limited to, limitations on our ability to incur additional debt, limitations on capital expenditures and limitations on dividends we can pay to shareholders. Our existing credit facility requires us to meet specific covenants and financial ratios.

The interest rate on the loans under the existing credit facility may be, at our option, base rate loans, which is the higher of the prime rate or the rate which is 0.50% in excess of the federal funds effective rate, or Eurodollar rate loans. Base rate loans under the working capital revolving loan and the new term loan bear interest at the base rate plus an additional amount which ranges from 1.00% to 3.00%, depending on our consolidated leverage ratio. Base rate loans under the seasonal working capital revolver bear interest at the base rate plus 2.25% and under the tranche B term loan at the base rate plus an additional amount between 2.75% and 3.00%, depending on our consolidated leverage ratio. Currently, the applicable margin for base rate loans is (i) 3.00% for working capital revolving loans, (ii) 3.00% for the new term loan and (iii) 3.00% for the tranche B term loan. Eurodollar rate loans under the working capital revolving loan and the new term loan bear interest at the Eurodollar rate plus an additional amount that ranges from 2.00% to 4.00%, depending on our consolidated leverage ratio. Eurodollar rate loans under the seasonal working capital revolver bear interest at the Eurodollar rate plus 3.25% and under the tranche B term loan at the Eurodollar rate plus an additional amount between 3.75% and 4.00%, depending on our consolidated leverage ratio. Currently, the applicable margin for Eurodollar rate loans is (i) 4.00% for working capital revolving loans, (ii) 4.00% for the new term loan and (iii) 4.00% for the tranche B term loan.

Under the current terms of our existing credit facility, principal repayments due for the term loans total $17.5 million in 2003 and $84.9 million in 2004. The $30.0 million seasonal working capital facility expires on June 15, 2004 and the new term loan, the tranche B term loan and the $115.0 million working capital revolver mature on December 31, 2004.

In addition, Hines Nurseries has outstanding $78.0 million of senior subordinated notes due in October 2005. Hines Horticulture and Hines Nurseries’ subsidiaries have fully and unconditionally guaranteed the obligations of Hines Nurseries under the existing senior subordinated notes. The senior subordinated notes are redeemable, in whole or in part, at our option at a redemption price of 106.00% of the principal amount thereof plus accrued interest, if any, to the date of redemption. The senior subordinated notes contain an embedded derivative in the form of a put option whereby the holder has the right to put the instrument back to us at 105.00% if a change in control should occur. We do not anticipate that the derivative will have significant value because no change of control is currently contemplated. The senior subordinated notes currently bear interest at 12.75% per annum, and the indenture pursuant to which the notes were issued imposes a number of restrictions on Hines Nurseries and its subsidiaries, including their ability to incur additional indebtedness, to make certain restricted payments (including dividends to Hines Horticulture), to make certain asset dispositions, to incur additional liens and to enter into significant transactions. A breach of a material term of the indenture for the senior subordinated notes or other material indebtedness that results in the acceleration of the indebtedness under the senior subordinated notes also constitutes an event of default under our existing credit facility. In addition, we are obligated to pay a premium at maturity equal to 5.00% of the principal amount of the senior subordinated notes to be repaid. We are accreting this premium over the term of the senior subordinated notes as additional interest expense. At June 30, 2003, the amount of the premium was $2.2 million and, based on the $78.0 million of senior subordinated notes outstanding, is expected to be $3.9 million upon maturity. In connection with the Refinancing, we will redeem all of the outstanding senior subordinated notes.

At June 30, 2003, we had total indebtedness outstanding of $247.8 million. Our net debt position (short-term and long-term debt less cash and cash equivalents on hand) at June 30, 2003 was $247.3 million. A total of $17.5 million will become due under the existing credit facility during 2003.

We do not have any off balance sheet financing or any financial arrangements with related parties, other than operating leases. The following table discloses aggregate information about our contractual obligations and commercial commitments as of June 30, 2003.

Contractual Cash Obligations	Total	Payments Due by Period
		Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions)
Tranche B term loan	$51.2	$—	$51.2	$—	$—
New term loan	51.3	19.0	32.3	—	—
Senior subordinated notes	81.9	—	81.9	—	—
Other obligations	0.1	0.1	—	—	—
Operating leases	19.3	4.3	8.1	0.6	6.3

Total	$203.8	$23.4	$173.5	$0.6	$6.3

After the Refinancing

In connection with the Refinancing, Hines Nurseries will enter into the new credit facility. We expect that the new credit facility will consist of a $40 million term loan facility and a $145.0 million revolving facility, with availability subject to a borrowing base. The net proceeds from our new credit facility and the offering of the senior notes will be used to repay amounts outstanding under our existing credit facility and to redeem our existing senior subordinated notes. As of June 30, 2003, on a pro forma basis after giving effect to the Refinancing, we would have borrowed approximately $85.2 million and had unused borrowing capacity of $59.1 million under the new credit facility. We believe that cash generated by operations and from borrowings expected to be available under the new credit facility will be sufficient to meet our anticipated working capital, capital expenditures and debt service requirements for at least the next 12 months.

Our ability to make payments on and to refinance our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to agricultural, general economic, financial, competitive and other factors that are beyond our control. We expect that we will need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms or at all.

The following table discloses aggregate information about our contractual obligations and the periods in which payments are due as of June 30, 2003, on a pro forma basis after giving effect to the Refinancing:

Contractual Cash Obligations	Total	Payments Due by Period
		Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions)
New term loan	$40.0	$1.9	$11.4	$26.7	$—
Senior notes	175.0	—	—	—	175.0
Other obligations	0.1	0.1	—	—	—
Operating leases	19.3	4.3	8.1	0.6	6.3

Total	$234.4	$6.3	$19.5	$27.3	$181.3

BUSINESS

Overview

We are the largest commercial nursery operation in the United States, serving over 2,000 retail and commercial customers, who sell our products in more than 8,000 locations. We believe our product breadth, scale and distribution capabilities make us the only national supplier able to service the large home centers and mass merchants, as well as the independent premium garden centers throughout the United States. Our 13 commercial nurseries are strategically located in diverse geographic regions throughout the United States, and total more than 5,000 acres that produce ornamental shrubs, color plants and container grown plants. We produce approximately 5,500 plant varieties, which we believe to be more than two times the number of varieties offered by our closest national competitor. We believe the breadth and quality of our product offerings, such as our patio-ready type products which we market under the names Patio TropicsTM and Festival PotTM, assist our largest customers in their objective to become destination garden centers.

Our largest customers are leading home centers and mass merchants such as The Home Depot, Lowe’s, Wal-Mart and Target. We focus on serving these large retailers by providing one of the broadest assortments of high-quality products in our industry through a multi-point sales and service program. Our national scale and infrastructure enable us to meet demanding delivery schedules, fulfill large volume requirements with fresh, high-quality products and provide a variety of value-added services. With a core sales force of more than 300 professionals, and more than 700 professionals during our peak selling season, we work closely with our customers to develop merchandising strategies, inventory management and marketing support. We believe the combination of our extensive product offering, high-quality, innovative plant products and our strong focus on value-added customer services is increasingly important to leading home centers and mass merchants.

We continuously develop new product programs, packaging presentations and plant varieties. Our innovative product offerings help our customers improve their sales and profitability as they are better able to differentiate themselves from their competition. To meet the desire of the premium independent garden centers for new and unique, retail-ready products, we have a research and development team that propagates and commercially introduces new plant varieties. Such new plants typically command higher prices and profit margins than more traditional commodity-like products. Since 1998, we have commercially introduced more than 250 new plant varieties, enhancing our reputation as a product innovator in our industry. We have patents on 45 of our plant products and we have applied for patents on an additional 13 plant products.

Our Competitive Strengths

We are the largest commercial nursery operation in the United States. Our national scale, leading product offering, value added services and consistent high-quality products enable us to be a key strategic supplier to the top industry retailers. The following competitive advantages have helped us establish our leading market position:

Leading Supplier in Industry.    We are the only national supplier that serves both the large home centers and mass merchants, as well as the independent premium garden centers throughout the United States. Our large scale and national footprint provide us with several advantages, such as:

•	delivering large quantities of high-quality live plants across the continental United States;

•	providing rapid delivery and inventory replenishment, in many cases within 24 hours; and

•	developing and supplying products for national marketing programs for our top customers.

We have served many of our top national customers for over a decade and we typically are a leading or strategic supplier to these customers. For example, over the past 15 years we have worked closely with The Home Depot as a strategic supplier to help increase their live plant sales and profitability. The Home Depot is the leading lawn and garden retailer in the United States and we are The Home Depot’s largest plant supplier.

National Coverage with Regional Diversity.    Our 13 commercial nurseries are strategically located in Arizona, California, Florida, Georgia, New York, Oregon, Pennsylvania, South Carolina and Texas, and provide us with several advantages, which include:

•	reducing our susceptibility to adverse regional weather and market conditions;

•	allowing us to deliver products to cold weather regions earlier in the spring season before similar nursery products may be available from local nurseries; and

•	enabling us to timely distribute our products to our national customers.

Largest Product Offering in Industry.    With approximately 5,500 plant varieties, we have the largest product offering in the industry, which we believe to be more than twice the number offered by our closest national competitor. Additionally, we believe we have the largest pipeline of new plant varieties selected from around the world from which we typically introduce approximately 35 to 50 new products annually. Our large new product pipeline represents a considerable competitive advantage as we are able to offer and test-market more items than our competitors. New products typically command higher unit prices and yield better margins for us and our customers. We utilize our extensive product varieties to help our customers optimize their product mix and merchandising strategy which we believe significantly differentiates us from our competitors.

Value-Added Services.    Through our sales force of more than 300 professionals, we provide a variety of value-added services that help our customers improve their sales and profitability. Our in-store service program helps customers improve sales through improved inventory management, product displays, promotional planning and plant maintenance. Active inventory management with fast store delivery times help drive sales growth and margins for us and our customers. In many areas, we are able to provide our customers with fresh, high-quality, retail-ready products with same or next-day delivery.

Advanced Propagation and Production Techniques.    Over our 83-year history, we have developed propagation facilities and techniques enabling us to consistently provide high quality starter plants for our production. Many of our managers have Ph.D.s or other advanced degrees in horticulture or agriculture sciences, while others have extensive related technical backgrounds. Their extensive knowledge and experience help us to consistently produce high quality plants, adopt advanced production techniques and propagate new plant varieties. It can take several years to develop a new product on a large commercial scale to which our propagation methods are well suited. We believe the large investment and infrastructure required to support and create a national operation such as ours, coupled with the extensive horticultural knowledge and experience of our operations personnel, represents a significant barrier to entry.

Experienced Management and Operation Managers.    Our team of executive and operation managers have an average of more than 23 years of industry experience and an average of more than 17 years with our company. In addition, each operation manager has profit and loss responsibilities for the nurseries such manager oversees and has incentives that align his or her compensation with the cash flow of the business.

Our Business Strategy

In the late 1990s, we grew our business through a series of strategic acquisitions and facility expansions. Those strategic investments filled out our national footprint, allowing us to better serve our top national customers and strengthen these key relationships. Today, we are focused on growing our business with existing customers, optimizing our product mix and fully integrating our acquired operations. We expect to achieve these goals through the implementation of the following strategy:

Grow Sales and Profits with Existing Customers.    Through close coordination with our customers, we seek to improve their sales and profitability by stocking fresh products with innovative packaging to improve inventory turns and reduce their spoilage rates. We believe that our selling approach will allow us to grow with our existing customers and gain market share.

•	Top National Customers. We plan to strengthen our longstanding relationships with our largest customers by developing merchandising and marketing programs that seek to improve their store level sales and profitability. Our scale and multi-level sales strategy permit us to develop these programs at a regional level that is aligned with our customers’ national strategies. We believe these services position us to capitalize on the increasing trend of many top retailers to reduce the number of their suppliers.

•	Independent Garden Centers. With over 5,500 plant product offerings, we are an important supplier to independent garden centers who tend to serve the more discerning gardening consumers. We also offer premium independent garden centers custom labeling and packaging to enhance their marketing efforts. Our sales force works closely with our independent garden center clients to deliver these tailored products and services, reinforcing our long-term commitment to this market channel.

Optimize Our Product Mix

•	Continue Shifting Product Mix Towards Higher Value Products. We believe that our ability to shift sales from commodity-like products to unique and newly packaged items represents a significant long-term opportunity for us. We frequently introduce higher-margin items which tend to be oriented toward impulse purchasing because of their unique coloration, attractive packaging and a high level of retail readiness. Our broad product offering allows us to selectively suggest new high margin product offerings to our customers to replace slower moving more commodity-like items currently on their shelves.

•	Continue to Develop New Products. An important element of our product mix strategy is to develop and commercially introduce new products through the cultivation and development of new plant forms and improved plant varieties. Unique varieties that vary in coloration, size at maturity or hardiness in drought or cold conditions command higher prices, provide higher unit margins and enhance our reputation as a product innovator. We believe we are one of the few wholesale nurseries that are able to propagate large quantities of new products that are desired by home centers, mass merchants and premium independent garden centers.

Pursue Operating Efficiencies

•	Continue to Fully Integrate Strategic Acquisitions. From 1995 to 2000, we made eight strategic nursery acquisitions, some which have yet to be fully integrated. These acquisitions provide an opportunity to implement our best practice standards, streamline operating processes and improve product quality. We have also recently taken steps to simplify our organizational structure to reduce costs and improve performance accountability.

•	Optimize our Labor Resources. We seek to reduce our labor costs through investments in mechanized pruning and planting machines, integrated irrigation and fertilization systems and water recycling systems. Labor represents the largest percentage of our costs of goods sold, and we expect these investments to result in improved margins.

Our History

James W. Hines Sr. founded Hines Horticulture in 1920 in San Gabriel, California. Hines Horticulture was a family owned business until its acquisition by the Weyerhauser Company in 1976. Hines Horticulture was sold in 1990 to a private investment group and certain members of its management. In August 1995, Hines Horticulture was acquired by Madison Dearborn Capital Partners, a private equity investment firm and certain members of its management. On June 22, 1998, Hines Horticulture completed an initial public offering of 5.1 million shares of its common stock.

Acquisitions

We have completed a number of strategic nursery acquisitions since 1995 to expand and diversify our operations, which complement our existing operations and enhance our current product offerings. The following table sets forth information with respect to these acquisitions:

Date	Acquired Company	Purchase Price	Location	Principal Products
March 2000	Lovell Farms	$100.0 million	Florida and Georgia	Color bedding plants

January 2000	Willow Creek	$20.5 million	Arizona	Color bedding plants

September 1999	Atlantic	$30.1 million	New York and Pennsylvania	Flowering potted plants and color bedding plants

December 1997	Bryfogle’s	$19.0 million	Pennsylvania	Color bedding plants

October 1997	Pacific Color	$1.7 million	California	Color bedding plants

November 1996	Flynn	$11.7 million	California	Ornamental plants and flowering color plants

August 1996	Iverson	$10.3 million	South Carolina	Perennial flowers and plants

January 1995	OGP	$17.6 million	Oregon	Ornamental, cold-tolerant plants and flowering color plants

We have not completed any acquisitions since March 2000.

Sale of Sun Gro

On March 27, 2002, we sold Sun Gro to a newly-established Canadian income fund. We received net proceeds of approximately $119.0 million from the sale, the majority of which were used to reduce outstanding bank debt. As a result of the sale of Sun Gro, we no longer harvest, produce or sell peat moss or other growing soil mixes.

Our Products

We produce and market approximately 5,500 varieties of ornamental shrubs, color plants and container grown plants, primarily for outdoor use, most of which are sold under our Hines NurseriesTM and IversonTM trade names. Most of our product varieties fall into the following categories:

Product Category	Representative Products	Typical Growing Times
Evergreens
• Broadleafs	azalea, boxwood, camellia, euonymous, holly	12-18 months
• Conifers	pines, spruce, junipers	18-24 months

Deciduous Plants	barberry, dogwood, forsythia, spirea	12-18 months

Flowering Color Plants
• Perennials	daylilies, clematis, ornamental grasses	4-10 months
• Annual bedding plants	marigolds and petunias	2-4 months
• Tropical flowering Plants	bougainvillea, hibiscus	6-12 months
• Holiday plants	Easter lily, poinsettia	3-6 months

Other	ferns, trees, trellises, bonsais, specialty and topiary plants	6-36 months

Evergreen broadleaf plants and conifers retain their foliage throughout the year and thrive in most climates. Deciduous plants generate and lose their foliage each year, and are grown primarily in less temperate regions of the country. Flowering color plants vary widely by species, with most species growing optimally in moderate and warmer climates found in the spring and summer growing season in much of the country. Specialty and topiary plants are primarily evergreen plants that are trained and pruned into unique or unusual shapes and forms.

Our revenues fall into the following variety categories for the years ended December 31:

Product Category	2000	2001	2002
Evergreens
Broadleafs	19%	20%	21%
Conifers	7	6	7
Deciduous plants	6	7	7
Flowering color plants	67	66	59
Other	1	1	6

	100%	100%	100%

Our new product development team travels the United States and the rest of the world locating new plants for us to test grow at our Irvine and Vacaville, California and Houston, Texas nursery facilities. The new product development team also works with our internal facilities to develop new products. Since 1998, we have commercially introduced more than 250 new plant varieties to our product line. During the past years, we have aggressively expanded our offering of flowering color plants. We have also developed patio-ready type products, which we market under the names of Patio TropicsTM and Festival PotTM. These products generally command premium prices and improved profit margins compared with other plants that we offer.

Our Customers

Our retail customers include home centers, mass merchandisers, independent garden centers and garden center chains. The following table sets forth a selected list of customers for each major category of our retail customers.

Home Centers	Mass Merchandisers	Independent Garden Centers/Chains
The Home Depot, Inc.	Wal-mart Stores, Inc.	Waterloo Gardens, Inc.	Frank’s Nursery and Crafts, Inc.
Lowe’s Companies, Inc.	Target Corporation	Linder’s Greenhouses & Garden Centers	Earl May Seed & Nursery L.C.
	Meijer Stores Limited Partnership	Summerwinds Garden Centers, Inc.	Armstrong Garden Centers

The following table sets forth the estimated percentage of our net sales by customer type for the period indicated:

	Years Ended December 31,
	2000	2001	2002
Home centers	44%	58%	64%
Mass merchandisers	33	21	17
Independent garden centers	12	11	10
Garden center chains	6	5	5
Re-wholesalers	4	4	3
Landscapers and others	1	1	1

Total	100%	100%	100%

Our top ten customers accounted for approximately 78%, 74% and 70% of our net sales in 2002, 2001 and 2000, respectively. Our largest customer, The Home Depot, accounted for approximately 47%, 44% and 41% of our net sales in 2002, 2001 and 2000, respectively. Lowe’s represented 12%, 9% and 9% of our net sales in 2002, 2001 and 2000, respectively.

We believe sales to home centers and mass merchandisers have increased significantly during the past several years as a result of the rapid growth of this channel of distribution. We believe our scale permits us to develop merchandising and marketing programs at a regional level that are coordinated with our customers’ national strategies, facilitating a coordinated implementation of such programs to the individual store level. Through close coordination with our customers, we seek to create value by stocking fresh products, increasing their inventory turns and reducing their spoilage rates.

Sales and Services

As of June 30, 2003, we employed more than 300 direct sales consultants, key account managers, market area managers and merchandisers. In addition, we employed more than 400 additional seasonal merchandisers at June 30, 2003. Most of our facilities have separate sales forces, which include a sales manager, in-house customer service representatives, direct sales consultants and various support personnel. We coordinate our larger accounts, such as The Home Depot and Lowe’s, through “National Account Teams” which are typically serviced by multiple nurseries, through teams consisting of members of our senior management and representatives from each nursery location. These teams develop coordinated sales and service strategies, which are implemented by regional and local sales personnel who work with customers’ regional, district and store level buying agents to address local demand for specific products. We also market our products through trade shows, direct mail promotions, print advertising in trade journals and catalogs.

We offer a variety of value-added services to our customers, such as customized labeling, bar coding, electronic data interchange and in-store sales and merchandising support. These services enable us to partner with certain customers, assist in inventory planning and management, and enhance category profitability. We believe that a well-maintained product display increases sales volume and encourages impulse buying by retail consumers. The average shelf life for many of our products is less than two weeks following delivery. Live plant products are unlikely to sell if they are not fresh and displayed properly. Our merchandisers and sales consultants typically provide merchandising services to their stores, which may include:

•	design and layout of the garden shop area;

•	design and construction of display tables and end caps;

•	creation of point-of-purchase signs;

•	implementation of promotional and marketing programs;

•	maintenance of clean and fresh product displays;

•	reordering and restocking merchandise;

•	maintenance of prominent floor space; and

•	assisting consumers with product and planting information.

In addition to providing merchandising services at the store level, we play a role in assisting retail customers with their sales and inventory planning. Typically, our senior sales executives will meet periodically with the retail customer’s senior representative to plan sales of our products based on that retail customer’s anticipated store growth and general product needs. In addition, our sales executives meet frequently with regional and corporate buyers to more specifically plan seasonal product needs and sales forecasts and to incorporate our promotional events and pricing strategies into their plans.

Our Operations

We have made significant investments in developing and refining our operating processes for application across our decentralized operations. Decisions regarding scheduling of production, new product development, marketing, cost management, expansion planning, hiring and purchasing are made by the management of each individual nursery. We believe that decentralization provides the managers of our individual nursery facilities with the flexibility needed to effectively manage our regionally diverse operations. Our senior management team is responsible for strategic planning, including financing, and provides financial and information systems support and management training to the nurseries.

Production

Our plants (other than annual bedding plants) are produced by propagating young starter plants called “liners” using cuttings from mature plants. Using propagation techniques for each specific crop with respect to soil mix, hormonal stimulation and growing conditions, these cuttings are cultivated into viable liners and are then typically transplanted into one gallon containers. These plants are placed in the nursery for six to 24 months until they reach certain specified sizes and levels of maturity, according to market demand, and are sold at different price points depending on their size or level of maturity. During the field growing stages, plants are typically pruned by mechanized pruning machines that are designed for specific plant categories and watered and fertilized by integrated irrigation and fertilization systems, which are closely monitored and regulated to ensure consistency and quality. Our water and fertilizer recycling systems are designed to minimize the costs of these elements and maximize water conservation. Each of our facilities has infrastructure and procedures in place to protect its growing stock from most frost, snow and freezing conditions typically prevailing at these facilities.

To produce annual bedding plants, our nurseries either buy and germinate seeds to produce small plants, called “plugs”, or purchase plugs from specialized plug producers. The plugs are then transplanted to bedding packs, gallon containers, hanging baskets and containers of various sizes. The growth cycle of color plants is typically less than one year, with many color plants having a growing season as short as eight to 16 weeks, allowing certain of our nurseries to produce approximately three to four inventory turns per year. As with ornamental plants, we apply controlled watering and fertilizing in order to ensure high quality.

Distribution

We distribute our products directly from our nursery sites to our retail customers primarily through common carriers and through our fleet of approximately 220 trucks, 50 of which are owned and the balance of which are leased. Distribution costs accounted for approximately 21% of our net sales in 2002. We believe that common carriers are available to accommodate seasonal delivery peaks.

We use a variety of product shipping techniques, such as specialized shelving, protective racks and special loading techniques. We believe these specialized shipping techniques enable us to improve timeliness and efficiency and reduce travel damage, thereby expanding the geographic coverage of each nursery. Nursery products are distributed nationwide, except color plants, which are typically distributed within a 300-mile radius of each nursery.

Suppliers

Raw materials costs are composed primarily of green goods, starter materials, containers and soil mix. Our principal suppliers include Productivity California for containers and Ball Seed Co., Inc. for starter materials. The cost of raw materials accounts for approximately 19% of our net sales. Due to our large purchasing volume, we generally receive purchasing discounts from many of our suppliers. We believe that alternative sources of supply are readily available.

Our Properties and Facilities

We operate 13 nursery facilities in eight states. We grow products from most of our product categories at several of our nurseries. However, we emphasize certain product categories at particular nurseries depending on the growing climate conducive to a particular product and on regional customer needs. The moderate climates of Oregon and Northern California enable us to produce a wide variety of evergreen and deciduous plants year-round for national and cold climate regional distribution. The warm and sunny climate of Southern California allows us to produce a broad assortment of plants from all of our product categories year-round. These nurseries specialize in annual and other flowering color and tropical plants. Products from our West Coast nurseries are grown to be “retail-ready” for spring shipments into less-temperate climates nationwide, generally well in advance of comparable product availability from local nurseries in those markets. Our South Carolina nursery specializes in perennial production and uses a similar “early season, retail ready” strategy to grow its products for the Midwestern and Northeastern markets. Our Texas nursery produces a broad range of products for our customers in Texas and the Southeast. Our Pennsylvania and San Joaquin Valley, California nurseries are primarily regional in focus and specialize in producing annual bedding and holiday plants for local distribution. Our nursery located in Florida and Georgia produces color bedding plants for our customers in the Southeast. Our New York nurseries specialize in flowering potted plants, color bedding plants and holiday plants for local distribution in the Northeast. Our Arizona nursery specializes in color bedding plants for customers in the Southwest.

At June 30, 2003, we owned approximately 4,360 acres related to our nursery facilities. In addition, we lease approximately 1,160 acres related to our nursery facilities (including leases from Blooming Farm, Inc., an affiliated entity). Approximately 4,000 of these acres were usable for production, with approximately 2,500 acres currently in production. We believe that our owned and leased facilities are sufficient to meet our operating requirements for the foreseeable future. Our current facilities are identified in the table below:

Location	Description	Status	Remaining Lease Term
Blairsville, Georgia	43 acre nursery	Owned	—
Chino Valley, Arizona	59 acre nursery	Owned	—
Dannville, Pennsylvania	154 acre nursery	Leased	1 to 19 years (a)
Fallbrook, California	261 acre nursery	Owned/leased	5 years (b)
Forest Grove, Oregon	1,081 acre nursery	Owned/leased	less than 1 to 5 years (c)
Fulshear, Texas	450 acre nursery	Owned	—
Irvine, California	542 acre nursery and headquarters	Leased	3 to 7.5 years (d)
Miami, Florida	334 acre nursery	Owned	—
Newark, New York	37 acre nursery	Owned	—
Northern California	1,389 acre nursery	Owned (e)	—
Pipersville, Pennsylvania	60 acre nursery	Owned/leased	91.5 years (f)
San Joaquin Valley, California	57 acre nursery	Owned/leased	8.5 years (g)
Trenton, South Carolina	1,001 acre nursery	Owned/leased	3 years (h)
Utica, New York	65 acre nursery	Owned	—

(a)	60 acres are year-to-year, 13 acres expire in 2009, 43 acres expire in 2021 and 38 acres expire in 2022.
(b)	We own 248 acres and lease 13 acres at this nursery.
(c)	We own 721 acres and lease 360 acres at this nursery. 345 acres expire May 2008 and 15 acres expire November 2003.
(d)	114 acres expire June 2006 and 140 acres expire December 2006. The lease for the remaining acreage does not expire until December 2010.
(e)	The Northern California nursery consists of sites in Allendale, Vacaville and Winters, California.
(f)	We own 31 acres and lease 29 acres at this nursery.
(g)	The San Joaquin Valley nursery consists of sites in Chowchilla and Madera, California. We own 48 acres and lease 9 acres at this nursery.
(h)	We own 941 acres and lease 60 acres at this nursery.

In May 2003, we amended the lease for our 479-acre Irvine, California nursery headquarters. Under the amendment, we agreed to vacate 254 acres covered by the lease in 2006 in exchange for an extension of the term of the lease on 170 acres that was set to expire in September 2003 to December 2010 and the lease of an additional 63 acres contiguous to our existing facility from July 2003 to December 2010. Our landlord also agreed to assist with the costs of developing the new acreage and transition costs of up to $4 million, which include payments of $2 million and percentage rent credits of up to $2 million. The landlord also agreed to assist us with our objective of trying to secure beyond 2010 an acceptable nursery property relatively near our current location in Irvine, California, although we cannot be sure that we will accomplish this objective.

In April 2003, we entered into an option agreement to sell our 168-acre nursery property in Vacaville, California. We entered into the option agreement because the nursery property is located in an area which the city of Vacaville is planning to develop as a residential project. Under the agreement, we granted the buyer an option to purchase the nursery property in April 2005. The buyer can maintain the option by making payments totaling $751,000 during the option term. The option exercise price is $15.1 million. If the buyer exercises the option, we will be allowed to transition off of the property in three phases from 2005 to 2007. We plan on developing replacement acreage and infrastructure at our 842-acre Winters South facility in Northern California.

Research and Development; Patents and Trademarks

Our research and development efforts focus on international and domestic sourcing and internal propagation of unique specialty plant varieties, which are marketed under trade names and patented when possible. Differences among plant varieties may include coloration, size at maturity or hardiness in drought or cold conditions. These varieties often command higher prices, provide higher unit margins and enhance our reputation as a product innovator. Our research and development has resulted in the introduction of more than 250 new products since the beginning of 1998, including 25 patented varieties. Our expenses associated with research and development are not material and are recorded in selling and distribution expenses.

We have registered numerous trademarks, service marks and logos used in our business. In addition, we have developed and continue to develop specialty plants for which we hold patents registered with the U.S. Patent and Trademark Office. We have patents on 45 of our plant products and we have applied for patents on an additional 13 plant products. We do not believe that the loss of any particular patent would have a material adverse effect on us.

Competition

The nursery product industry is highly fragmented and competition among nursery products producers is based principally on the breadth of product offering, consistent product quality and availability, customer service and price. According to the USDA, there were over 10,200 growers of floriculture crops in the United States in 2002. We believe we are one of only two growers able to serve every major regional market in the United States, with our only national competitor being Monrovia Nursery Company. In each of our markets, we compete with regional growers such as Color Spot in the West, Clinton Nurseries in the Northeast, Zelenka Nurseries in the Midwest, Greenleaf Nurseries in the South and many other smaller regional and local growers. Imported products represent approximately 3% of total U.S. nursery crop consumption, and the importation of live plant products is limited in part due to USDA regulations.

Seasonality

Our business is highly seasonal in nature, with most of our sales typically occurring in the first half of the year. In particular, our sales are strongest in the second quarter, which corresponds to the spring gardening season. In 2002, approximately 75% of net sales and approximately 109% of operating profits occurred in the first half of the year, with approximately 54% of net sales and approximately 87% of operating profits occurring in the second quarter of 2002. The table below sets forth our quarterly net sales, as a percentage of total year net sales, for the period indicated.

	Years Ended December 31,
	2000	2001	2002
First Quarter	18%	21%	21%
Second Quarter	54	53	54
Third Quarter	14	13	13
Fourth Quarter	14	13	12

	100%	100%	100%

Government Regulation

We are subject to certain United States federal, state and local health, safety and environmental laws and regulations regarding the production, storage and transportation of certain products and the disposal of our wastes. The Environmental Protection Agency and similar state and local agencies regulate our operations and activities, including, but not limited to, water runoff and the use of certain pesticides in our nursery operations. In the ordinary course of business, we use substances that are regulated or may be hazardous under environmental laws. We do not anticipate that future expenditures for compliance with such environmental laws and regulations will have a material adverse effect on our financial position or results of operations. We cannot give any assurance, however, that compliance with such laws and regulations, or compliance with other environmental laws and regulations that may be enacted in the future, will not have an adverse effect on our financial position, results of operations or cash flows from operations.

We obtain certain irrigation water supplied to local water districts from facilities owned and operated by the United States acting through the Department of Interior Bureau of Reclamation, which we refer to as reclamation water. Federal reclamation laws and regulations govern the use and price of reclamation water, including availability of subsidized water rates. We utilize reclamation water as one of the water supplies for our Northern California and Oregon facilities. We believe that our nursery operations are in compliance with applicable regulations and we maintain a continuous compliance program; however, changes in law may reduce availability of, or increase the price of, reclamation water to us.

Employees

As of June 30, 2003, we employed approximately 3,100 persons on a permanent basis. During our peak selling season, which runs from February through June, we expand our workforce with seasonal employees. At the peak of the 2003 selling season, we employed approximately an additional 1,900 seasonal employees. All of our employees are non-union, and we believe that our labor relations are good.

Legal Proceedings

From time to time, we are involved in various disputes and litigation matters, which arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits may adversely affect our financial position. We believe, however, that the ultimate resolution of such matters will not have a material adverse impact on our consolidated financial position, results of operations or cash flows.

In connection with our acquisition of Lovell Farms, Inc., we agreed, subject to various provisions in the purchase agreement, to make earn-out payments to the sellers of up to approximately $5.0 million for fiscal 2001 if the purchased operations achieved certain performance thresholds. Although we determined that the thresholds were not met and no earn-out payment was required, the sellers of Lovell are disputing our determination and have initiated arbitration proceedings against us. The sellers also contend that the amount of the earn-out at issue is $7.5 million. As of the date hereof, the two sides have mutually selected an arbitrator, discovery is proceeding and hearing dates for resolution of the arbitration have been set in March 2004. We intend to vigorously contest this matter and believe we have meritorious defenses to the sellers’ claims. However, in the event of an adverse determination, we could be required to pay all or a portion of the disputed earn-out payment plus other fees and expenses. The amount of such earn-out payment would become part of the purchase price for the assets associated with the acquisition and would be accounted for as goodwill, subject to impairment testing.

DESCRIPTION OF NEW CREDIT FACILITY

Hines Nurseries has obtained a commitment letter from Deutsche Bank Trust Company Americas for a new $185 million senior secured credit facility. The following summary of the proposed new credit facility is based on our expectations as of the date hereof and such description does not purport to be complete as such terms are still being finalized.

Hines Nurseries and its domestic operating subsidiaries will be the borrowers under the new credit facility and Hines Horticulture and any domestic subsidiaries of Hines Nurseries who are not borrowers under the new credit facility will guarantee the obligations of the borrowers. The new credit facility is expected to consist of (i) a revolving facility of up to $145 million (subject to borrowing base limits) and (ii) a term loan facility of up to $40 million (subject to a satisfactory final appraisal of our real estate). The revolving facility will also permit us to issue letters of credit up to a sub-limit of $10 million and the term loan facility will be drawn in full at the consummation of this offering. The new credit facility is expected to have a term of five years.

The new credit facility is subject to closing conditions and the negotiation and execution of definitive documentation. We expect to enter into the new credit facility simultaneously with the consummation of the offering of the senior notes.

Borrowing Base

Availability of borrowings under the revolving facility will be subject to a borrowing base consisting of the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of (x) 55% of eligible inventory or (y) 85% of the appraised net orderly liquidation value of inventory. We must deliver borrowing base certificates and reports at least monthly. The borrowing base also may be subject to certain other adjustments and reserves to be determined by the agent. Eligible accounts receivable of The Home Depot, our largest customer, may not exceed 30% of total eligible accounts receivable at any time.

Interest Rate; Fees

Amounts outstanding under the new credit facility will bear interest, at our option, at a rate determined by reference to the base rate or a LIBOR rate, plus, in each case, an additional amount based on our consolidated leverage ratio. The additional amounts for the revolving facility and the term loan facility are expected to range from 0.75% to 2.75% and from 1.25% to 3.25%, respectively, depending on our choice of rates and our consolidated leverage ratio.

In addition to paying interest on outstanding principal, we will be required to pay a commitment fee on the daily average unused portion of the revolving facility which will accrue from the closing date based on the utilization of the revolving facility.

Guarantees; Collateral

Obligations under the new credit facility will be guaranteed by Hines Horticulture and any of Hines Nurseries’ domestic subsidiaries that are not borrowers.

Borrowings under the new credit facility will be secured by substantially all of our assets, including, without limitation, all accounts receivable, inventory, equipment, intellectual property and real property, whether owner or leased, and by a pledge of the capital stock of Hines Nurseries and each of its subsidiaries, provided that no borrower or guarantor will be required to pledge more than 66% of the outstanding equity interests of any non-U.S. subsidiary.

Repayment

Amortization payments of $1.9 million on the term loan will be required at the end of each of our second, third and fourth fiscal quarters beginning with June 30, 2004, with the full remaining balance payable on the last installment date. Subject to certain exceptions, 100% of the net cash proceeds we receive from certain asset dispositions and issuances of debt, 50% of the net cash proceeds we receive from issuances of equity and 25% of excess cash flow (beginning in 2004) are required to be applied to repay the term loan facility and are to be applied on a pro rata basis to all remaining scheduled installments of the term loan facility. The new credit facility may also be voluntarily prepaid at any time without premium or penalty.

Certain Covenants

The new credit facility will require Hines Nurseries and its subsidiaries to meet specific financial covenants, including, a minimum fixed charge coverage test, a maximum leverage test and a maximum capital expenditure test. In addition, the new credit facility will include customary representations and warranties, customary events of default and other customary covenants that place various restrictions on Hines Nurseries and its subsidiaries, including limitations on their ability to:

•	incur additional debt;

•	create or become subject to liens or guarantees;

•	make investments;

•	pay dividends or make distributions;

•	prepay the notes;

•	merge with other entities or make acquisitions;

•	sell assets;

•	enter into leases; and

•	enter into transactions with affiliates.

Events of Default

The new credit facility will contain customary events of default including, without limitation (subject to customary cure periods and materiality thresholds):

•	failure to make payments when due;

•	defaults under other agreements or instruments of indebtedness;

•	noncompliance with covenants;

•	breaches of representations and warranties;

•	events of insolvency, bankruptcy or similar events;

•	undischarged judgments in excess of specific amounts;

•	invalidity of guarantees;

•	impairment of security interests in collateral; and

•	the occurrence of a change of control.

If such a default occurs, the lenders under our new credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the new credit facility.

Item 12.    Results of Operations and Financial Condition.

Certain of the information furnished in “Item 9. Regulation FD Disclosure” of this Current Report contains historical financial information that is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HINES HORTICULTURE, INC.

Date: September 11, 2003

By:    /s/    CLAUDIA M. PIEROPAN

            Claudia M. Pieropan

            Chief Financial Officer, Secretary and

            Treasurer